Exhibit 99.2

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES CONSIDERATION FOR DEBT TENDER OFFER

TAMPA, December 6, 2007—TECO Energy, Inc. (NYSE: TE) today announced the applicable consideration amounts for its previously announced offer to purchase for cash any and all of TECO Energy’s outstanding 7.50% Notes due 2010 (CUSIP No. 872375AK6).

The total tender offer consideration for each $1,000 in principal amount of notes validly tendered and not withdrawn on or before 5:00 p.m., New York City time, December 5, 2007, the early tender date, and accepted for payment, is $1,088.23, which includes an early tender premium of $20.00. The late tender offer consideration for each $1,000 in principal amount of notes validly tendered after the early tender date and on or before the expiration date of the offer, and accepted for payment, is $1,068.23, which excludes the early tender premium. The consideration amounts were determined today at 2:00 p.m., New York City time, by the lead dealer managers for the tender offer. The consideration amounts were determined by reference to a fixed spread of 0.85% over the yield to maturity based on the bid-side price of the 3.625% U.S. Treasury note due 6/15/2010. The yield to maturity of the U.S. Treasury note was determined to be 2.948% as of the price determination time.

The tender offer will expire at 5:00 p.m., New York City time, on December 19, 2007, unless extended. Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, December 5, 2007, the early tender date, and accepted for payment, will have a settlement date of December 7, 2007. Notes validly tendered after the early tender date and on or prior to the expiration date, and accepted for payment, will have a settlement date two business days after the expiration of the tender offer. In either case, holders whose notes are purchased will be paid accrued and unpaid interest up to, but not including, the applicable settlement date. The terms and conditions of the tender offer are described in an offer to purchase dated November 20, 2007, and related letter of transmittal.

The information agent and depositary for the tender offer is Global Bondholders Services Corporation. The tender offer is made only by the offer to purchase and the related letter of transmittal, and the information in this news release is qualified by reference to such documents. Requests for copies of the offer to purchase and related letter of transmittal should be directed to Global Bondholder Services Corporation at (212) 430-3774 or (866) 857-2200 (toll-free).

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in coal mining, and electric generation and distribution in Guatemala.

NOTE: This press release contains forward-looking statements about the completion and timing of the offer, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could impact actual results. The offer is subject to certain conditions that must be satisfied or waived by TECO Energy. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2006, as updated by the information contained in Item 1A of its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007.

Contact:	Investors (Nadia Yazback)	Media (Laura Duda)
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